                                                                     EX-99.B9(c)
                          SUB-ADMINISTRATION AGREEMENT

     AGREEMENT made as of this 12th day of July, 1996, between BISYS Fund Services Limited Partnership (d/b/a BISYS Fund Services) ("BISYS"), an Ohio limited partnership and having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219 and Spears, Benzak, Salomon & Farrell, Inc. (the "Sub-Administrator"), a corporation organized under the laws of the State of New York and having its principal place of business at 45 Rockefeller Plaza, New York, New York 10111.

     WHEREAS, BISYS has entered into an Administration Agreement, dated as of July 12, 1996, (the "Administration Agreement"), with SBSF Funds, Inc. (d/b/a Key Mutual Funds) (the "Company"), a Maryland corporation having its principal place of business at 45 Rockefeller Plaza, New York, New York 10111, concerning the provision of administrative services for the investment portfolios of the Company identified on Schedule A hereto, as such Schedule shall be amended from time to time (individually referred to herein as the "Fund" and collectively as the "Funds"); and

     WHEREAS, BISYS desires to retain the Sub-Administrator to assist it in performing administrative services with respect to each Fund and the Sub-Administrator is willing to perform such services on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

     1. SERVICES AS SUB-ADMINISTRATOR. The Sub-Administrator will assist BISYS in providing administrative services with respect to each Fund as may be reasonably requested by BISYS from time to time. Such services may include, but are in no way limited to, such clerical, recordkeeping, accounting, and administrative services as will enable BISYS to more efficiently perform its obligations under the Administration Agreement. Specific assignments may include:

          (a) At the direction of BISYS:

               (1) assisting in the preparation of Directors' compliance reports;

               (2)  serving as on-site liaison;

          (b) Gathering information deemed necessary by BISYS to support (i) required state regulatory filings (including filings required to be made with tax and blue sky agencies) and (ii) required federal regulatory filings;

          (c) Preparing certain statistical and research data;

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          (d) Assisting in the preparation of the Company's Annual and
     Semi-Annual Reports to Shareholders;

          (e) Assisting in the gathering of data from the investment adviser to the Company for inclusion in BISYS's periodic reports to the Directors;

          (f) Keeping and maintaining the following books and records of each Fund pursuant to Rule 3la-l (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"):

               (1) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b) (1) of the Rule;

               (2) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b) (2) (i) of the Rule;

               (3) Separate ledger accounts required by subsection (b) (2) (ii) and (iii) of the Rule; and

               (4) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b) (8) of the Rule.

          (g) Performing the following accounting services daily for each Fund:

               (1)  Calculating the net asset value per Share;

               (2) Calculating the dividend and capital gain distribution, if any;

               (3)  Calculating the yield, if appropriate;

               (4)  Providing the following reports:

                    a.   a current security position report;

                    b. a summary report of transactions and pending maturities (including the principal cost, and accrued interest on each portfolio security in maturity date order); and

                    c. a current cash position report (including cash available from portfolio sales and maturities and sales of a Fund's Shares less cash needed for redemptions and settlement of portfolio purchases);

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                    (5)  Such other similar services with respect to a Fund as the parties may agree to from time to time.

     The Sub-Administrator will keep and maintain all books and records relating to its services in accordance with Rule 31a-1 under the 1940 Act.

     2. COMPENSATION; REIMBURSEMENT OF EXPENSES. BISYS shall pay the Sub-Administrator for the services to be provided by the Sub-Administrator under this Agreement in accordance with, and in the manner set forth in, Schedule B hereto. In addition, BISYS agrees to reimburse the Sub-Administrator for the Sub-Administrator's reasonable out-of-pocket expenses in providing services hereunder.

     3. EFFECTIVE DATE. This Agreement shall become effective with respect to a Fund as of the date first written above (or, if a particular Fund is not in existence on that date, on the date specified in the amendment to Schedule A to this Agreement relating to such Fund or, if no date is specified, the date on which such amendment is executed) (the "Effective Date").

     4. TERM. The term of this Agreement shall commence on the date first set forth above and shall remain in effect through July 11, 1997. This Agreement shall continue in effect for a period of more than one year only if approved at least annually by a majority of the Board of Directors of the Company. In the event of a material breach of this Agreement by either party, the non-breaching party shall notify the breaching party in writing of such breach and upon receipt of such notice, the breaching party shall have 45 days to remedy the breach or the non-breaching party may immediately terminate this Agreement. Notwithstanding the foregoing, after such termination for so long as the Sub-Administrator, with the written consent of BISYS, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due the Sub-Administrator and unpaid by BISYS upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Sub-Administrator shall be entitled to collect from BISYS, in addition to the compensation described in Section 2, the amount of all of the Sub-Administrator's cash disbursements for services in connection with the Sub-Administrator's activities in effecting such termination, including without limitation, the delivery to BISYS and/or its designees of the Company's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, the Sub-Administrator will provide BISYS and the Company with reasonable access to any Company documents or records remaining in its possession.

     5. STANDARD OF CARE; RELIANCE ON RECORDS AND INSTRUCTIONS; INDEMNIFICATION. The Sub-Administrator shall use its best efforts to insure the accuracy of all services performed under this Agreement, but shall not be liable to BISYS or the Company for any action taken or omitted by the Sub-Administrator in the absence of bad faith, willful



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misfeasance, negligence or from reckless disregard by it of its obligations and duties. BISYS agrees to indemnify and hold harmless the Sub-Administrator, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to the Sub-Administrator's actions taken or nonactions with respect to the performance of services under this Agreement with respect to a Fund or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to such Fund given or made to the Sub-Administrator by a duly authorized representative of BISYS, provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, the Sub-Administrator shall give BISYS written notice of and reasonable opportunity to defend against said claim in its own name or in the name of the Sub-Administrator.




     6. RECORDS RETENTION AND CONFIDENTIALITY. The Sub-Administrator shall keep and maintain on behalf of the Company all books and records which the Company and the Sub-Administrator are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations including, without limitation, Rules 31a-1 and 31a-2 under the 1940 Act. The Sub-Administrator further agrees that all such books and records shall be the property of the Company and to make such books and records available for inspection by the Company, BISYS, or the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Company and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

     7. UNCONTROLLABLE EVENTS. The Sub-Administrator assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

     8. RIGHTS OF OWNERSHIP. All computer programs and procedures developed to perform the services to be provided by the Sub-Administrator under this Agreement are the property of the Sub-Administrator. All books and records which the Company and the Sub-Administrator are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations including, without limitation, Rules 31a-1 and 31a-2 under the 1940 Act, and other data, except such computer programs and procedures are the exclusive property of the Company and all such other records and data will be furnished to BISYS and/or the Company in appropriate form as soon as practicable after termination of this Agreement for any reason, except to the extent that the Sub-Administrator is required to maintain a copy of such records under applicable law.

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     9. RETURN OF RECORDS. The Sub-Administrator may at its option at any time, and shall promptly upon the demand of BISYS and/or the Company, turn over to BISYS and/or the Company and cease to retain the Sub-Administrator's files, records and documents created and maintained by the Sub-Administrator pursuant to this Agreement which are no longer needed by the Sub-Administrator in the performance of its services or for its legal protection. If not so turned over to BISYS and/or the Company, such documents and records will be retained by the Sub-Administrator for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to BISYS and/or the Company unless the Company authorizes in writing the destruction of such records and documents.

     10. REPRESENTATIONS OF BISYS. BISYS certifies to the Sub-Administrator that this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     11. REPRESENTATIONS OF THE SUB-ADMINISTRATOR. The Sub-Administrator represents and warrants that: (1) the various procedures and systems which the Sub-Administrator has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause of the records and other data of the Company and the Sub-Administrator's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by the Sub-Administrator and, when executed and delivered by the Sub-Administrator, will constitute a legal, valid and binding obligation of the Sub-Administrator, enforceable against the Sub-Administrator in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     12. NOTICES. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to BISYS at the following address: 3435 Stelzer Road, Columbus, Ohio 43219, and to the Sub-Administrator at the following address: 45 Rockefeller Plaza, New York, New York 10111 or at such other address as either party may from time to time specify in writing to the other party pursuant to this Section.

     13. HEADINGS. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     14. ASSIGNMENT. This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party and with the specific written consent of the Company.

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     15. GOVERNING LAW. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


[SEAL]                       BISYS FUND SERVICES LIMITED
                              PARTNERSHIP,
                             d/b/a BISYS FUND SERVICES


                             By: /s/ J. David Huber
                             Name: J. David Huber
                             Title:  Executive Vice President



                             SPEARS, BENZAK, SALOMON
                              & FARRELL, INC.


                            By: /s/ Michael R. Parker
                            Name: Michael R. Parker
                            Title: Vice President and General Counsel






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                                                            Dated: July 12, 1996

                                   SCHEDULE A
                       TO THE SUB-ADMINISTRATION AGREEMENT
                                     BETWEEN
                     BISYS FUND SERVICES LIMITED PARTNERSHIP
                                       AND
                     SPEARS, BENZAK, SALOMON & FARRELL, INC.



NAME OF FUND
------------

SBSF Fund
SBSF Convertible Securities Fund
Key Money Market Fund
SBSF Capital Growth Fund



                                                    A-1

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                                                            Dated: July 12, 1996

                                   SCHEDULE B
                       TO THE SUB-ADMINISTRATION AGREEMENT
                                     BETWEEN
                     BISYS FUND SERVICES LIMITED PARTNERSHIP
                                       AND
                     SPEARS, BENZAK, SALOMON & FARRELL, INC.




NAME OF FUND                        COMPENSATION
------------                        ------------

SBSF Fund                           An annual fee of $500,000,
SBSF Convertible Securities Fund    payable in equal installments on
Key Money Market Fund               the ____ day of each calendar
SBSF Capital Growth Fund            month, for acting as Sub-
                                    Administrator for the Funds



                                                    B-1